Exhibit 10.13

English Translation

Asset Purchase Agreement

Between

Shenzhen Noah Industrial Co., Ltd.

And

Innovative Noah Electronic (Shenzhen) Co., Ltd.

About the Assets of Shenzhen Noah Industrial Co., Ltd.

June 2004

Contents

Chapter 1 Definitions	6
Chapter 2 Asset Purchase and Sale	12
2.1 Purchase and Sale	12
2.2 Purchased Assets	12
2.3 Excluded Assets	13
2.4 Non-competition	13
2.5 Equity Transfer	13
2.6 Non-transferable Contracts	13
2.7 Takeover of Obligations	14
2.8 Excluded Obligations	14
2.9 Consideration	15
Chapter 3 Seller’s Representations and Warranties	15
3.1 Existence and Qualification	15
3.2 Due Execution	15
3.3 Non-violation	16
3.4 Taxes	16
3.5 Lawsuits	16
3.6 Property Rights of Tangible Assets	17
3.7 Regulatory Compliance	17
3.8 Contracts and Undertakings	17
3.9 Environment Issues	18
3.10 Immovable Property Rights	19
3.11 Permits	19
3.12 Brokerages	20
3.13 Conditions for Purchased Assets	20
3.14 Further Warranties	20
3.15 No Significant Change	20
3.16 Employee Issues	20
3.17 No Notice	21
Chapter 4 Purchaser’s Representations and Warranties	21
4.1 Organization Structure and Qualification	21
4.2 Due Execution	21
4.3 Brokerages	22
Chapter 5 Closing	22
5.1 Pre-closing Preparations and Closing	22
5.2 Deliverables by the Seller at Closing	22
5.3 Deliverables by the Purchaser at Closing	22
Chapter 6 Preconditions for Seller’s Obligations	23
6.1 Accuracy and Completeness of Representations and Performance of Obligations	23
6.2 Lawsuits or other Legal Acts	23
6.3 No Awards	23
6.4 Immovable Property Transfer Arrangements	23

Chapter 7 Preconditions for Purchaser’s Obligations	23
7.1 Accuracy and Completeness of Representations and Performance of Obligations	23
7.2 Lawsuits or other Legal Acts	24
7.3 No Awards	24
7.4 Immovable Property Transfer Arrangements	24
Chapter 8 Pre-closing Obligations	24
8.1 Further Warranties and Cooperation	24
8.2 Looking Up	25
8.3 Notices	25
8.4 Seller’s Acts and Noah Operations before Closing	25
8.5 Termination Expenses	26
8.6 Real Estate Right Certificate	26
8.7 Intellectual Property Right Certificate	27
Chapter 9 Employee Issues	27
9.1 Transferred Employees	27
9.2 Obligations	28
9.3 Continued Employment	28
Chapter 10 Determined Closing and Post Closing Obligations	28
10.1 Input of Assets	28
10.2 Records and Documents	28
10.3 Environment Permits	28
10.4 Further Warranties	29
Chapter 11 Defaulting Liabilities	29
Chapter 12 Termination	29
12.1 Termination or Waiver	29
12.2 Effect of Termination	30
Chapter 13 General Provisions	30
13.1 Expenses	30
13.2 Notices	30
13.3 Confidentiality and Disclosure	31
13.4 Loss Risk	32
13.5 Conflict	32
Chapter 14 Disputes	32
14.1 Friendly Resolution	32
14.2 Negotiations	32
14.3 Arbitration	33
14.4 Arbitration Expenses	33
14.5 Binding Award	33
14.6 Service	33
14.7 Waiver of Immunity	33
Chapter 15 Miscellaneous	33
15.1 Limitation of Liability	33
15.2 Applicable Law	33
15.3 Entire Agreement; Amendment	34

15.4 Succession and Transfer	34
15.5 Headings	34
15.6 Appendixes; Annexes	34
15.7 Language	34
15.8 Severability	34
15.9 No Third-party Interest	34
15.10 Non-waiver	34
Appendixes	36
Appendix 2.2(a) Tangible Assets	36
Appendix 2.2(c) Transferred Contracts	37
Appendix 2.2(e) Transferred Immovable Properties	38
Appendix 2.2(g) Transferred Automobiles	39
Appendix 2.2(h) Transferred Intellectual Properties	40
Appendix 2.2(i) Transferred Equity	41
Appendix 2.3(b) Excluded Tangible Assets	42
Appendix 2.3(e) Excluded Immovable Properties	43
Appendix 9.1(1) Employees of Shenzhen Noah	44
Annexes
Annex A-1 Seller’s Exclusion Appendix	45
Annex A-2 Purchaser’s Exclusion Appendix	46

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT is entered into between the two parties below in Shenzhen, China as of June 30, 2004:

Innovative Noah Electronic (Shenzhen) Co., Ltd., a wholly foreign-owned enterprise incorporated in Shenzhen, China in accordance with the laws the People’s Republic of China (“China”) invested by Noah Technology Holdings Ltd., a company registered in the Cayman Islands, hereinafter referred to as “the Purchaser”;

AND

Shenzhen Noah Industrial Co., Ltd., a company incorporated in Shenzhen, China under Chinese laws, hereinafter referred to as “the Seller” or “Noah”

WITNESSTH

WHEREAS, the Seller currently owns and operates all its assets;

WHEREAS, the Seller is desirous of selling and transferring to the Purchaser, and the Purchaser is desirous of purchasing from the Seller and accepting, all related assets defined as “Purchased Assets” in Article 2.2 below, on and subject to the terms and conditions of this Agreement;

WHEREAS, in 2004, BARING ASIA II HOLDINGS (22) LIMITED, ALPHA CENTURY ASSETS LIMITED, WANG QIANFENG, JOINTLY GOLD TECHNOLOGIES LTD., FIRST WIN TECHNOLOGIES LTD., GLOBAL WISE TECHNOLOLOGIES LTD., GALLOP JUMBO INTERNATIONAL LIMITED, DYNAMIC VIEW INVESTMENTS LIMITED, NOAH TECHNOLOGY HOLDINGS LTD., SHENZHEN NOAH INDUSTRIAL CO., LTD., SHENZHEN NEW NOAH TECHNOLOGY CO., LTD., XU DONG, TANG BENGUO, WANG XIAOTONG, MA LI and XIAO XIANQUAN signed the Share Subscription Agreement and the Shareholders’ Agreement;

WHEREAS, the Seller will perform its obligations in the “Non-competition Undertaking Agreement” issued to and the “Exclusive Service Agreement” signed with the Purchaser as of the signing date of this Agreement;

WHEREAS, at Closing, the Seller shall guarantee to invest the Purchased Assets in the Purchaser, and the Purchaser shall assist the Seller in completing such investment;

WHEREAS, the investors of the Purchaser and all shareholders of the Seller have signed the “Equity Transfer Agreement” about Shenzhen New Noah Technology Co., Ltd. (“New Noah”) (“New Noah Equity Transfer Agreement”) before the signing date of this Agreement, under which all the equities held by all the shareholders of the Seller in New Noah have been transferred to the investors of the Purchaser;

WHEREAS, the Purchaser, the Seller and Tang Benguo intend to sign the “Equity Transfer Agreement” about Chengdu Noah Electronic Co., Ltd. (“Chengdu Noah”) (“Chengdu Equity Transfer Agreement”) after the signing date of this Agreement, under which 50% of the equities held by the Seller and Tang Benguo in Chengdu Noah will be transferred to the Purchaser;

WHEREAS, the Purchaser and the Seller intend to sign the “Call Option Agreement” about Sichuan Nanshan Bridge Microelectronics Co., Ltd. (“Nanshan Bridge”) (“Nanshan Call Option Agreement”) after the signing date of this Agreement to grant the Purchaser an option to purchase the 18.7672% equity held by the Seller in Nanshan Bridge at a price of RMB 21.8 million;

WHEREAS, the Purchaser and Sichuan Huali Investment Co., Ltd. (“Huali Investment”) intend to sign the “Equity Transfer Agreement” about Nanshan Bridge (“Nanshan Equity Transfer Agreement”) as of the signing date of this Agreement to transfer all the 13% equity held by Huali Investment in Nanshan Bridge to the Purchaser;

WHEREAS, the Purchaser and Lan Yong intend to sign the “Equity Transfer Agreement” about Nanjing Jiuzhou Fangyuan Technology Co., Ltd. (“Jiuzhou Fangyuan”) (“Jiuzhou Equity Transfer Agreement”) as of the signing date of this Agreement to transfer all the 5% equity held by Lan Yong in Jiuzhou Fangyuan to the Purchaser; and

WHEREAS, the Purchaser will sign the “Shareholders’ Agreement” with Nanshan Bridge’s other shareholders and the “Shareholders’ Agreement” with Jiuzhou Fangyuan’s other shareholders.

Agreement

In consideration of the premises and mutual covenants and conditions specified herein, both parties agree as follows:

Chapter 1 Definitions

The following terms used in the Agreement shall have the following meanings:

“Confidential Information” includes, but is not limited to, any and all information (such as financial information, trade secrets, processes, patents or trademark applications, product developments, operations, methods, personnel data, etc) of either party relating to this Agreement as well as any other information relating to the transactions contemplated under the Transaction Agreements held by the other party on the Closing Date provided by either party to the other party.

“Tax Return” shall mean the tax returns and other tax documents of state and local tax bureaus.

“Assumed Obligations” has the meaning as defined in Article 2.7 below.

“Purchased Assets” has the meaning as defined in Article 2.2 below.

“Transferred Contract” has the meaning as defined in Article 2.2(c).

“Immovable Property Rights” has the meaning as defined in Article 3.10.

“Immovable Property Transfer Arrangement” has the meaning as defined in Article 8.6(b).

“Non-competition Undertaking Agreement” shall mean the agreement signed by the Seller or any of its Affiliates and the Purchaser as of the signing date of this Agreement, under which the Seller or any of its Affiliates makes the undertaking to the Purchaser about not competing with the Purchaser or any of its Affiliate.

“Award” shall mean any ruling, order, judgment, decree, injunction or instruction, whether preliminary or final, made by any judicial, administrative, industrial and commercial, intellectual property and other government authorities.

“Cayman Company” shall mean Noah Technology Holdings Ltd., a limited liability company incorporated under the laws of the British Cayman Islands, whose registered address is: Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands and which is the foreign investor of the Purchaser.

“Chengdu Equity Transfer Agreement” has the meaning as defined in WITNESSTH part.

“Chengdu Noah” has the meaning as defined in WITNESSTH part.

“Assumed Environmental Protection Obligations” includes, but is not limited to: (a) Post Closing Pollution; (b) the exposure of any Person to Post Closing Pollution in the course of or due to any activity of the Electronic Plant, Purchased Assets or Noah Operations on or after the Closing Date; (c) at or after Closing, violations of the Environment Laws owing to or attributable to the activities of the Electronic Plant, Purchased Assets or Noah Operations; (d) any claim, accusation, lawsuit, arbitration, legal proceedings or investigation made or to be made by any third party (including, but not limited to, Government Authorities) due to any of Items (a)-(c) hereof; and/or (e) any expenses, payment, charges, tax, compensation or indemnity arising from any of Items (a)-(c) hereof, but excluding the expenses paid due to the pollution existence, exposure, violation, claim by victim, request and requirement of environmental protection bureau as listed in Items (a)-(e), which relate to or result from the activities of the Seller before the Closing Date and are attributable to the Seller.

“Excluded Immovable Properties” has the meaning as defined in Article 2.3(e).

“Exclusion Appendix” shall mean the Exclusion Appendixes attached to this Agreement, i.e. Annex A-1 relating to the Seller and Annex A-2 relating to the Purchaser.

“Excluded Obligations” has the meaning as defined in Article 2.8.

“Excluded Intangible Assets” has the meaning as defined in Article 2.3(b).

“Excluded Assets” has the meaning as defined in Article 2.3.

“Guaranty Right” shall mean any lien, right of charging, security interest, right of mortgage, right of pledge, encumbrance or other similar limitations arising from any agreement, law or other reasons.

“Electronic Plant” shall mean Seller’s Shenzhen Noah Industrial Co., Ltd. Electronic Plant, whose address is 4F, 5# Building, Fanshen Xusheng Industry Park, Shiyan Town, Baoan District, Shenzhen.

“Exclusive Service Agreement” shall mean the agreement signed by the Seller and the Purchaser on the signing date of this Agreement, by which the Seller will only provide related services to the Purchaser.

“Warranty Related Rights” has the meaning as defined in Article 2.2(f).

“Law” shall mean any an all provincial, municipal and local laws, regulations and rules.

“Real Estate Right Certificate” shall mean the house ownership and land use right certificates issued by the Land Administration Authorities, which prove the house ownership and land use rights of the Seller or the Purchaser and reflect the division of the site and the Transferred Immovable Property Rights transferred to the Purchaser.

“Purchase Price” has the meaning as defined in Article 2.9.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is controlled by or is under common control with such Person.

“Contract” shall mean any agreement, lease, subletting, license, sublicense, contract, loan documents or any other contract creating binding obligations, including the amendments, supplements or corrections thereto.

“Huali Investment” has the meaning as defined in WITNESSTH part.

In this Agreement, “Environment Law” shall mean any applicable effective laws, regulations and rules in China relating to or in connection with: (a) environment, or dispersion, discharge, production, emission or expected emission of pollutants, contaminants, poisonous or hazardous chemical or industrial substances or wastes into environment (including, but not limited to, surrounding air, soil, surface water, underground water, marsh, land and subterranean layer), or the manufacturing, processing, distribution, use, treatment, storage, disposal, transport or operation of any Hazardous Substances ; or (b) the protection of human health safety regarding any item of (a) hereof.

“Closing” has the meaning as defined in Article 5.1(b).

“Post Closing Pollution” shall mean that any Hazardous Substance exists in the soil, underground water, surface water, air or building materials of the Electronic Plant and the Immovable Properties in the Transferred Immovable Property Rights, and arises from or out of or result from, or is attributable to the Electronic Plant, Noah Operations or Purchased Assets on the Closing Date or thereafter.

“Pre-closing Pollution” shall mean that before the Closing Date, any Hazardous Substance exists in the soil, underground water, surface water, air or electronic parts or products of the Electronic Plant due to Noah Operations.

“Pre-closing Preparation” has the meaning as defined in Article 5.1(a).

“Closing Date” has the meaning as defined in Article 5.1(b).

“Transaction Agreement” shall mean this Agreement, Non-competition Undertaking Agreement, Exclusive Service Agreement, New Noah Equity Transfer Agreement, Chengdu Equity Transfer Agreement, Nanshan Call Option Agreement, Nanshan Equity Transfer Agreement and Jiuzhou Equity Transfer Agreement.

“Jiuzhou Equity Transfer Agreement” has the meaning as defined in WITNESSTH part.

“Retained Environmental Obligations” shall mean any responsibility, obligation, judgment, penalty, fine, costs or expenses (including reasonable lawyer’s expenses and environment consulting expenses) relating to or arising from any representation or warranty made by the Seller in Article 3.9 (Environment Issues) below, or any compensation, defense or indemnity towards any Person. Without limiting the generality of the foregoing, Retained Environmental Obligations include any responsibility, obligation, judgment, penalty, fine, costs or expenses (including reasonable lawyer’s expenses and environment consulting expenses), or any compensation, defense or indemnity towards any Person caused by or arising from: (i) the Pre-closing Pollution caused by the Seller; (ii) the Pre-closing Pollution that is not caused by the Seller, but for which the Seller undertakes the legal responsibility in accordance with the effective laws applicable as of the Closing Date; (iii) the movement by the Seller of the Pre-closing Pollution to any other Immovable Properties or their soil, underground water, surface water, air or building materials at any time before, on or after the Closing Date, unless otherwise specified in Items (i) and (ii) hereof; (iv) the exposure by any Person to Pre-closing Pollution or Hazardous Substances in the course of or due to any activity in the Electronic Plant before the Closing Date, regardless of whether the impact of such exposure on health is reflected on the Closing Date; (v) violations by the Seller of any Chinese Environment Laws relating to the ownership of the Noah Operations or Purchased Assets before the Closing Date; (vi) any claim, accusation, lawsuit, arbitration, legal proceedings or investigation made or likely o be made by any third party (including, but not limited to, any Government Authorities) with respect to any item hereof.

“Lan Yong” mean a citizen of the People’s Republic of China, whose last name and first name are Lan and Yong respectively and whose ID card number is 511102601119001.

“Purchaser” has the meaning as defined in the foreword part.

“Seller” has the meaning as defined in the foreword part.

“Nanshan Call Option Agreement” has the meaning as defined in WITNESSTH part.

“Nanshan Equity Transfer Agreement” has the meaning as defined in WITNESSTH part.

“Nanshan Bridge” has the meaning as defined in WITNESSTH part.

“Noah” has the meaning as defined in the foreword part.

“Noah Shenzhen Employees” has the meaning as defined in Article 9.1.

“Noah Non-local Assigned Employees” has the meaning as defined in Article 9.1.

“Noah Operations” shall mean the current operations of the production and management of Noah, i.e. all acts of the Seller to produce and sell qualified products for Noah in accordance with all Noah’s process requirements. “Noah Operations” includes the procurement of electronic products and parts and raw materials, design, production, final test, assembly, selling or distribution of electronic products, etc.

“Noah Employees” shall mean all employees confirmed by the Seller to serve the Noah Operations and listed in Appendix Articles 9.1(1) and 9.1(2).

“Default of Disclosure” has the meaning as defined in Article 8.3(d).

“Person” shall mean any individual, partnership, limited liability company, association, trust or other entity or organization, including Government Authorities.

“Subscription Agreement” has the meaning as defined in WITNESSTH part.

“Purchase Proposal” has the meaning as defined in Article 8.4(c).

In this Agreement, “Tax” shall mean any and all state and local taxes and fixed assessments as well as other charges, expenses, reserves, welfare tax, duties, surtaxes and tax obligations imposed by the government on the present transaction.

“Transferred Immovable Property Right” has the meaning as defined in Article 2.2(e).

“Transferred Equity” has the meaning as defined in Article 2.2(i).

“Transferred Automobile” has the meaning as defined in Article 2.2(g).

“Transferred Documents and Records” has the meaning as defined in Article 2.2(h).

“Tang Benguo” shall mean a citizen of the People’s Republic of China, whose last name and first name are Tang and Benguo respectively and whose passport number is G04339504.

“Land Administration Authorities” shall mean the house and land administration bureau to which the Seller and the Purchaser shall apply for the Real Estate Right Certificate.

“Documents and Records” shall any and all documents, files, records, correspondences, instruments and account books, including, without limitation, manuals, business data, list of sellers and suppliers, general ledger, ledgers, reports, computer documents, records of employee and personnel, notes and logs.

“Hazardous Substance” shall mean any solid, liquid or gaseous substances in the state of independence, combination, mixing or dissolution, which are defined, marked or recognized as “hazardous” (including “substance” or “waste”), “poisonous”, “pollutant”, “contaminant” or other words of similar meanings in any applicable Chinese Environment Laws, including asbestos, chlorinated solvent, benzene, fuel, petroleum (including its derivatives, byproducts or hydrocarbons), as well as any other hazardous, explosive, corrosive, flammable, infectious, poisonous, radioactive, carcinogenic or mutagenic substances.

“Agreement” shall mean this Asset Purchase Agreement and all appendixes and annexes thereto.

“New Noah” has the meaning as defined in WITNESSTH part.

“New Noah Equity Transfer Agreement” has the meaning as defined in WITNESSTH part.

“Permit” shall mean the permits, certificates, licenses, certificates of approval, certificates of authorization, authorizations, registrations, consents or approvals granted or issued by, or required by or obtained from the Government Authorities.

“Business Contract” shall have the meaning as defined in Article 3.8.

“Intangible Assets” shall have the meaning as defined in Article 2.2(a).

“Permitted Guarantee” shall mean (a) the guarantee right for the taxes, assessments or other government charges that are still not due and payable; (b) the right of way, limitation, encumbrance, contract, condition or right of possession, or any other restriction on the immovable properties set by the Government Authorities and influencing the Electronic Plant; (c) the guarantee right arising at law (not contracts); or (d) the guarantee rights created under the Transaction Agreements.

“Government Authorities” shall mean any legislation, enforcement or judicial departments of any domestic government institutions, or their divisions, committees, associations, departments, bureaus, officials, or other management, administrative or judicial institutions.

“Dispute” has the meaning as defined in Article 14.2.

“Know”, with respect to the Seller or the Purchaser, shall mean: (a) as to the Seller, knowing by the Seller means the actual understanding of Seller’s officers after due and careful inquiries of the persons employed by the Seller and reasonably expected to know the facts or other related matters; and (b) as to the Purchaser, knowing by the Purchaser means the actual understanding of Purchaser’s officers after due and careful inquiries of the persons employed by the Purchaser and reasonably expected to know the facts or other related matters.

“Intellectual Property Administration Authorities” shall mean the intellectual property administration bureau to which the Seller and the Purchaser shall apply for the Intellectual Property Certificate.

“Intellectual Property Certificate” shall mean the intellectual property certificate issued by the Intellectual Property Administration Authorities, which proves the respective intellectual properties of the Seller and the Purchaser and reflects the Transferred Intellectual Properties transferred to the Purchaser.

“Intellectual Property Transfer Arrangement” has the meaning as defined in Article 8.7(b).

“Arbitration Rules” has the meaning as defined in Article 14.3.

“Arbitration Tribunal” has the meaning as defined in Article 14.3.

“Material Adverse Impact” shall mean: (a) as to the Seller, any material adverse impact reasonably expected to have on the following: (i) the management of the Noah Operations and the Purchased Assets (as a whole); or (ii) Seller’s ability of performing its obligations under the Transaction Agreements; and (b) as to the Seller, any material adverse impact reasonably expected to have on the following: (i) the businesses or assets of the Purchaser and its subsidiaries and joint ventures (as a whole); or (ii) Purchaser’s ability of performing its obligations under the Transaction Agreements. Notwithstanding the foregoing, the situation influencing the electronic product industry or Chinese economy as a whole shall not be separately or jointly regarded as a Material Adverse Impact.

“China” has the meaning as defined in the foreword part.

“China International Economic and Trade Arbitration Commission Shanghai Sub-commission” has the meaning as defined in Article 14.3.

“Transferred Employees” shall mean all accepted Noah employees employed by the Seller or its Subsidiaries.

“Subsidiary”, with respect to a Person, shall mean any corporation, company or other entity, the portion of whose securities or other ownership interest representing the right to vote for the election of the most members of the board of directors or other similar managing authority of such corporation, company or other entity is owned by such Person or its Subsidiary or Subsidiaries.

Chapter 2 Asset Purchase and Sale

2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, the Seller agrees to convey, assign, deliver and transfer to the Purchaser at Closing, and the Purchaser agrees to purchase from the Seller and accept all rights and interests (including ownership) of the Seller in the Purchased Assets and take over the obligations and responsibilities related to the Purchased Assets at Closing.

2.2 Purchased Assets

The following assets are collectively referred to as “Purchased Assets”:

(a)	Tangible assets listed in Appendix Article 2.2(a) (“Tangible Assets”);

(b)	Subject to Article 8.4(b)(i), Noah’s raw material inventories on the Closing Date;

(c)	Subject to Articles 2.6 and 8.5, the rights under the contracts as listed in Appendix Article 2.2(c) (“Transferred Contracts”);

(d)	Seller’s Documents and Records that (i) are directly related to (A)Transferred Employees as set forth In Article 10.2; (B) Purchased Assets; or (C) management of Noah Operations; or (ii) are necessary for the ownership and use of Noah Operations or Purchased Assets (“Transferred Documents and Records”);

(e)	Immovable Property Rights as listed in Appendix Article 2.2(e) (“Transferred Immovable Property Rights”);

(f)	Seller’s warranties, representations and guarantees based on suppliers, manufacturers, carriers, processors, agents or vendors, or its pre-closing right, claim, credit, cause of action or right of offsetting or counterclaim involving the Tangible Assets at Closing over suppliers, manufacturers, carriers, processors, agents or vendors (“Warranty Related Rights”);

(g)	All automobiles owned by the Seller as listed in Appendix Article 2.2(g) (“Transferred Automobiles”);

(h)	All intellectual property rights owned by the Seller as listed in Appendix Article 2.2(h) (“Transferred Intellectual Properties”);

(i)	The equity owned by the Seller as listed in Appendix Article 2.2(i) (“Transferred Equity”);

(j)	The tax refund based on the pre-closing operation of the Transferred Assets;

(k)	Other Seller’s assets except the Excluded Assets as set forth in Article 2.3, including, without limitation, cash, cash equivalents, receivables, payables, business and equal rights, titles and interests.

The value of the Transferred Assets hereof shall not be below RMB 76.02 million (including RMB 3.71 million donated by the Seller to the Purchaser); the value of the New Noah equity transferred to Cayman Company shall not be below RMB 10 million; the value of the 13% equity in Nanshan Bridge to be transferred by Sichuan Huali Investment Co., Ltd. to the Purchaser shall not be below RMB 15.5 million; the value of the 5% equity in Jiuzhou Fangyuan to be transferred by Lan Yong to the Purchaser shall not be below RMB 100,000. The total value of the net assets of relevant asset transfers shall not be less than RMB 101.62 million.

2.3 Excluded Assets

Notwithstanding any provision in Article 2.2 to the contrary, the Seller will reserve and not transfer,

and the Purchaser will not purchase, any and all rights and interests (including ownership) in the Seller’s assets other than the Purchased Assets, including, but not limited to, not selling or transferring the following assets to the Purchaser (collectively “Excluded Assets”):

(a)	Seller’s company registration certificate, business qualification certificate, certified tax agent arrangement, taxpayer and other identity numbers, seals, minutes of meeting as well as other documents relating to the organization, maintenance and existence of the Seller as a company;

(b)	Tangible assets as listed in Appendix Article 2.3(b) (“Excluded Tangible Assets”);

(c)	Seller’s pre-closing right, claim, credit, cause of action or right of offsetting or counterclaim relating to Excluded Assets or Excluded Obligations, other than the Warranty Related Rights;

(d)	The permits, approvals and certificates of the Seller or any of its Affiliates;

(e)	Immovable properties as listed in Appendix Article 2.3(e) (“Excluded Immovable Properties”); and

(f)	The interests under the “Contract for Joint Purchase of the Land for Housing Construction” signed by Chengdu Noah and Sichuan Huali Real Estate Development Co., Ltd. (including RMB 15.5 million already invested by Chengdu Noah to purchase land use rights).

2.4 Non-competition

The Seller undertakes that after Closing, the Seller, any of its Affiliates and their officers will not, directly or indirectly, engage in or do any business or act that competes or is likely to compete with Purchaser’s business. For this reason, the Seller will issue the “Non-competition Undertaking Agreement” to the Purchaser.

2.5 Equity Transfer

The Purchaser (or any of its Affiliates) and the Seller (or any of its Affiliates) will enter into the New Noah Equity Transfer Agreement, Chengdu Equity Transfer Agreement, Nanshan Call Option Agreement, Nanshan Equity Transfer Agreement and Jiuzhou Equity Transfer Agreement regarding New Noah, Chengdu Noah, Nanshan Bridge and Jiuzhou Fangyuan respectively.

2.6 Non-transferable Contracts

Transfer of any Transferred Contract or transfer of any claim or right or any interest or obligation under or arising from any Transferred Contract shall constitute a violation or breach of or default under such Transferred Contract without the consent of the relevant third party to such Transferred Contract or if such consent is not obtained at or before Closing; this Agreement shall not constitute an agreement concerning the transfer of the claim or right or interest or obligation hereof. Subject to Article 8.5, as for any such Transferred Contract whose transfer requires the consent of a third party, the Seller and the Purchaser will take reasonable commercial efforts (which do not require the Seller or the Purchaser to make any payment to any third party) to obtain the written consent of such third party to any such transfer. The Purchaser acknowledges that all or some Transferred Contracts may be non-transferable. If the Seller cannot obtain the consent with respect to the transfer of any Transferred Contract at or before Closing, the Seller and the Purchaser will, to the extent being permitted by applicable laws and the applicable terms and conditions contained in the Transferred Contract, conclude an arrangement (including subcontracting, subletting, sublicensing or otherwise) that takes effect on the Closing Date and is to the reasonable satisfaction of the Purchaser and the Seller. Subject to this arrangement, the interests under the said Transferred Contract shall be transferred to the Purchaser and the Seller shall forthwith pay to the Purchaser all payments or other considerations actually received by it under all the said Transferred Contracts, less any and all costs or expenses actually paid by the Seller. In any case, such arrangement shall be conditioned on the performance by the Purchaser of its obligations under the said Transferred Contracts.

2.7 Takeover of Obligations

Subject to the terms and conditions of this Agreement, on the Closing Date or thereafter, the Purchaser agrees to take over the following obligations (collectively “Taken-over Obligations”):

(a)	The responsibilities, obligations or legal proceedings arising from the Transferred Contracts on the Closing Date or thereafter;

(b)	Taken-over environment obligations; and

(c)	Purchaser’s claims, causes of action, agreements, duties, liabilities, responsibilities or obligations needing to be paid, arising from or in connection with the Purchased Assets or Noah Operations on the Closing Date or thereafter, any operations regarding any term commencing on the Closing Date or thereafter (in all circumstances) or any act, event or omission on the Closing Date or thereafter, whether direct or indirect, cumulative or non-cumulative, known or unknown, absolute or accidental.

2.8 Excluded Obligations

Notwithstanding any provision herein to the contrary, the Purchaser shall not undertake and not be obliged to pay, perform, assume or exempt the Seller or any of its Affiliates from any responsibility or obligation relating to any term before the Closing Date (in all circumstances), whether direct or indirect, cumulative or non-cumulative, known or unknown, absolute or accidental, but excluding the Taken-over Obligations (all the said responsibilities and obligations not taken over are hereinafter referred to as “Excluded Obligations”). Without the limiting the generality of the foregoing, the following rights and obligations relating to the management of Noah Operations and the Purchased Assets shall not be taken over by the Purchaser, but retained by the Seller:

(a)	The tax responsibilities or obligations arising from or relating to the management of Noah Operations or the use or ownership of the Purchased Assets before the Closing Date, which shall be borne by the Seller before the Closing Date;

(b)	Employee benefit or remuneration arrangement arising from or relating to the employment by the Seller of any person before the Closing Date, or claim, creditor’s right, liquidated damages, responsibility or obligation arising therefrom or in connection herewith, as well as the severance and termination pays payable to each employee in accordance with and upon consummation of the transactions contemplated by this Agreement;

(c)	Seller’s responsibilities or obligations for the Excluded Assets;

(d)	Seller’s responsibilities or obligations for the contracts other than the Transferred Contracts;

(e)	The responsibilities or obligations arising from or relating to any lawsuit or arbitration that results from the Purchased Assets or the management by the Seller of the Noah Operations before the Closing Date;

(f)	Retained environmental obligations.

2.9 Consideration

At Closing, the Purchaser shall pay to the Seller a purchase price totaling RMB 35 million, which constitutes a good, valuable and sufficient consideration for the Purchased Assets. The Purchaser shall transfer such purchase price to the account designated by the Seller in writing within three years after the Closing Date.

Chapter 3 Seller’s Representations and Warranties

In this Agreement, Seller’s representations and warranties below shall be amended and excluded pursuant to the written provisions in Annex A-1, i.e. Seller’s Exclusion Appendix. Any information disclosed in any provision below shall be deemed as having been disclosed in all other provisions, as long as it seems that such information reasonably and apparently applies to other provisions. Unless otherwise provided for in Seller’s Exclusion Appendix, the Seller shall make the following representations and warranties to the Purchaser on the signing date of this Agreement and the Closing Date:

3.1 Existence and Qualification

The Seller is a limited liability company duly organized, validly existing and in good standing under Chinese laws. The Seller has all the requisite ability and authority to own, operate or lease its assets and engage in its current businesses (including the management of Noah Operations). The Seller has obtained the license or qualification for its business in each jurisdiction where such license or qualification is required. Seller’s business license is fully valid. The latest version of Seller’s articles of association complies with the requirements of applicable Chinese laws and is fully valid.

3.2 Due Execution

The Seller or any of its Affiliates has all the requisite ability and authority to sign, execute and deliver this Agreement, Non-competition Undertaking Agreement, Exclusive Service Agreement and each other Transaction Agreement to which it is a party, to perform the obligations under such agreements and consummate the transactions under such agreements. The performance by the Seller of the Transaction Agreements to which it is party and the transactions under such agreements has been duly approved by Seller’s board of directors and/or shareholders’ meeting. Each Transaction Agreement to which the Seller is a party has been or will be appropriately and effectively executed and delivered by the Seller on the Closing Date and at Closing, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its provisions, but unless restricted due to bankruptcy, insolvency, reorganization, delayed compensation or similar laws. Except as otherwise specified in Article 3.2 of Seller’s Exclusion Appendix, no consents other than those already obtained by the Seller or any of its Affiliates on the date of this Agreement are required from any shareholder or creditor of the Seller or any of its Affiliates with respect to the execution and delivery of this Agreement, Non-competition Undertaking Agreement or other Transaction Agreements or the performance of the obligations under such agreements by the Seller or any of its Affiliates.

3.3 Non-violation

Unless mentioned in Article 3.3 of Seller’s Exclusion Appendix, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated under such agreements by the Seller will not (a) require the consent, approval and authorization of any Person (instead of any Government Authorities); (b) violate any law applicable to the Seller, in which violation will result in any criminal liability or any civil liability separately or jointly exceeding RMB 415,000; (c) conflict with, violate or breach Seller’s latest articles of association, or any contract, mortgage, trust deed or other contract to which the Seller is party and which binds upon the Seller or any Purchased Assets, unless such violation or breach will result in any criminal liability or any civil liability separately or jointly exceeding USD 50,000. To the Seller’s knowledge, there is no situation that the Transaction Agreements are invalid in accordance with the Chinese laws and regulations governing bankruptcy, liquidation and insolvency.

3.4 Taxes

(a)	The Seller has declared all Tax Returns relating to and necessary for the taxes of Noah Operations, Purchased Assets and Taken-over Obligations on time in accordance with current laws, and such Tax Returns are true, correct and complete in all material respects;

(b)	The Seller (i) before Closing, has paid or has been caused to pay all taxes payable by the Seller arising from or in connection with Noah Operations, Purchased Assets and Taken-over Obligations, including those required by laws and excluding those involved in disputes; and (b) will withhold and remit or be caused to withhold and remit all individual income tax, social security, state insurances and other taxes that must be withheld and remitted relating to Noah Employees before Closing, including those required by Chinese laws.

(c)	Except for the contents as listed in Article 3.4(c) of Seller’s Exclusion Appendix, there are no audits or other inspections, checks or assessments in progress regarding any of Seller’s Tax Returns of Noah Operations and Purchased Assets. The Seller or any of its Affiliates has not received any requirement for such audit or other inspection, check or assessment.

(d)	There are no guarantee right on the Purchased Assets or Electronic Plant (including that immediately after Closing) arising from or relating to Taxes (except unexpired Taxes).

3.5 Lawsuits

Except the provisions in Article 3.5 of Seller’s Exclusion Appendix, the Seller is not involved in any lawsuit, claim, arbitration or other proceedings (administrative or otherwise) related to Noah Operations, Purchased Assets, other transactions under the Transaction Agreements and escrow agreements, and currently, there are no such lawsuit, claim, arbitration or other proceedings or investigation that are pending. To the Seller’s knowledge, there are no lawsuit (legal or administrative) arbitration or other proceedings threatened against the Seller with respect to Noah Operations, Purchased Assets, transactions under the Transaction Agreements and escrow agreements. To its knowledge, the Seller has not violated any Award relating to the management of Noah Operations.

3.6 Property Rights of Tangible Assets

Except Permitted Guarantees, the Seller owns all the property rights of the Tangible Assets (excluding the inventories disposed of in the normal course of business) and does not share such property rights with any other Person, and no guarantee rights are created on the Tangible Assets; except the provisions in Article 3.6 of Seller’s Exclusion Appendix, there are no guarantee rights on the Purchased Assets received by the Purchaser excluding Permitted Guarantees at Closing.

3.7 Regulatory Compliance

To the Seller’s knowledge, except the provisions about the Taxes in Article 3.4 hereof, the provisions about environment issues in Article 3.9 hereof and the provisions about Immovable Property Rights in Article 3.10 hereof: except the provisions in Article 3.7 of Seller’s Exclusion Appendix, to its knowledge, the Seller has complied with all the laws applicable to the Noah Operations or the ownership of the Purchased Assets in all material respects. To its knowledge, the Seller has not received from any Government Authorities any written notice stating that the management of Noah Operations or Seller’s possession of the Purchased Assets violates the laws having a significant influence upon Noah Operations.

3.8 Contracts and Undertakings

As of the signing date of this Agreement, all the contracts to which the Seller is a party and that are directly related to Noah Operations or Purchased Assets, are still being performed and meet the following descriptions are collectively referred to as “Business Contracts”:

(a)	Security interest of above USD 50,000 on the Purchased Assets;

(b)	Annual fund earnings of above USD 50,000;

(c)	The Transferred Contracts that involve expenditures of above UD 50,000 and cannot be terminated by the Seller by giving a prior ninety (90) days notice;

(d)	The license agreements by which the Seller licenses any software or other third-party technology necessary for Noah Operations to others;

(e)	The lease agreements, contracts or other arrangements that involve an amount of above USD 50,000 and cannot be terminated by the Seller by giving a prior ninety (90) days notice and in which the Seller obtains from third parties the properties and assets necessary for the management of Noah Operations or the Seller uses any assets or properties of other parties or co-owned by the Seller and the other parties not described in the other paragraphs of Article 3.8 (or any relation determined by such description) in the course of the management of Noah Operations;

(f)	Any contract that binds upon the Seller with respect to any business or the competition with any Person or unit and which will restrict the Purchaser’s freedom after the Closing Date.

Except for the Business Contracts that can be terminated before Closing as listed in Article 3.8 of Seller’s Exclusion Appendix, each Business Contract constitutes a valid and binding obligation of the Seller. To the Seller’s knowledge, the other parties to each Business Contract are bound. To the Seller’s knowledge, there is no event that constitutes the violation or breach of the material provisions of any Business Contract by the Seller or other parties.

3.9 Environment Issues

As for the management of Noah Operations or the use or operation of Purchased Assets:

(a)	The design, construction, delivery, operation and use of the Electronic Plant comply with all applicable Environment Laws in all material respects.

(b)	Except for the provisions in Article 3.9 of Seller’s Exclusion Appendix, the Seller has any and all permits, licenses, authorizations and approvals required by applicable Environment Laws, and complies with such permits, licenses, authorizations and approvals in material respects.

(c)	There are no notices, investigations or proceedings about the administrative or judicial actions (civil or criminal), lawsuit, request for arbitration, demand, letter of claim, penalty, arrears, punishment, claim, guarantee right, noncompliance or violation pending or to the Seller’s knowledge, threatened against the Seller, with respect to the compliance with the Applicable Environment Laws.

(d)	To its knowledge, the Seller is unaware of any reasonably expected event or case relating to the Hazardous Substances or compliance with applicable Environment Laws, in which rectification, remedy, penalty, arrears, punishment, lawsuit or other proceedings may be required, given or instituted by any Person or Government Authorities.

(e)	The Seller complies with all applicable Environment Laws relating to Noah Operations in all material respects and does not assume any responsibility caused by any violation of such requirements resulting from the Noah Operations or Seller’s ownership over and use of the Purchased Assets. To the Seller’s knowledge, to the extent be reasonably foreseen by the Seller, there is no situation that may result in the said responsibility. To its knowledge, the Seller has taken reasonable measures to avoid the environment destructions that may result in third parties’ claims against the ownership, occupation, use and transfer of Noah Operations or Electronic Plant or Purchased Assets, or in the unusability of any premises owned, used or occupied by Noah Operations (including Electronic Plant) or in any Award about pollution removal or similar proceedings.

(f)	To its knowledge, the Seller has cooperated with relevant Government Authorities in the investigations relating to Environment Laws, and there are no events or acts resulting in a conviction or claim against the Seller.

(g)	To its knowledge, as of the Closing Date, the Seller has no reason to believe that the Purchaser has to pay large sums of funds with regard to the equipment, facilities, machineries and technologies purchased or transferred due to pollution control or reduction or compliance with other related specifications.

(h)	To its knowledge, the Seller has complied with the relevant requirements of the Environment Laws in all material respects and not manufactured, stored, transported, sold or used poisonous chemicals or materials containing radioactive substances.

(i)	To its knowledge, the violations or noncompliance, if any, by the Seller of the Environment Laws, have been fully corrected or remedied.

(j)	To its knowledge, the Seller has furnished the relevant data and information accessible to the Purchaser and available under the representations and warranties in Article 3.9 of this Agreement.

3.10 Immovable Property Rights

(a)	Article 3.10(a) of Seller’s Exclusion Appendix gives the list of all the Immovable Properties leased out, sublet, licensed and/or occupied by the Seller and directly or mainly used for relevant Purchased Assets and Noah Operations.

(b)	All the workshops and buildings in the Purchased Assets are free of significant defects, have good conditions and repairs, are reasonably maintained according to general industry standard (based on the same time and use years, except normal loss) and can fully meet and apply to the existing purpose. To the Seller’s knowledge, the structures of such workshops and buildings are firm.

(c)	The Purchased Assets being used, occupied and operated as listed in Article 3.10(a) of Seller’s Exclusion Appendix do not violate all the laws applicable to buildings, zone planning and subdivisions and other land use and similar laws.

(d)	Except for the items as listed in Article 3.10(d) of Seller’s Exclusion Appendix, Transferred Immovable Property Rights are free of any return right or unmet precondition, and nobody has right of first refusal or right of first offer with respect to such Transferred Immovable Property Rights. Except for the items as listed in Article 3.10(d) of Seller’s Exclusion Appendix, to its knowledge, Seller’s interests in the Transferred Immovable Property Rights are not legally challenged by any Person (including any Government Authorities), and the Immovable Properties where Noah Operations is located are not occupied by any lessee (except the Seller or any of its Affiliates).

(e)	Except the disclosures made in Seller’s Exclusion Appendix, to the Seller’s knowledge, (x) the Seller has paid all the outstanding expenses and fees under the Permits regarding the Transferred Immovable Property Rights to relevant Government Authorities and the other parties which are related to the ownership, use, occupation, construction, operation and maintenance of the Immovable Properties as listed in Article 3.10(a) of Seller’s Exclusion Appendix and have a contractual relation with the Seller; and (y) there are no (or to the Seller’s knowledge) claims, accusations, objections, warnings, orders or proceedings arising from the delayed payment of or failure to pay all or part of the said sums, threatened against the Seller.

3.11 Permits

Except the items as listed in Article 3.11 of Seller’s Exclusion Appendix, to its knowledge, the Seller currently holds any and all Permits necessary to manage Noah Operations as required by all Chinese Government Authorities and those for the Seller to use, possess, operate (if applicable) or hold the Purchased Assets by the signing date. To its knowledge, the Seller or any of its Affiliates has not received any notice about the cancellation, suspension or modification of any Permit regarding the management of Noah Operations.

3.12 Brokerages

The Seller has no responsibility or obligation to pay to any middleman, loan broker or agent any fees or commissions relating to the transactions contemplated by this Agreement or other Transaction Agreements likely to hold the Purchaser or any of its Affiliates responsible.

3.13 Conditions for Purchased Assets

The Purchased Assets as well as the services, properties, assets and rights provided to the Purchaser or made available to the Purchaser from time to time under the Transaction Agreements constitute all properties necessary to manage Noah Operations as of the Closing Date, but excluding: (i) Excluded Tangible Assets in Appendix Article 2.3(b); (ii) the services provided by the Noah Employees not accepting the employment by the Purchaser; (iii) the properties, services, assets and rights as listed in Article 3.13(a)(iii) of Seller’s Exclusion Appendix; (iv) the Permits as listed in Articles 3.8(f) and 3.11 of Seller’s Exclusion Appendix; (v) the contracts relating to Noah Operations and not belonging to Transferred Contract, as listed in Article 3.13(a)(v) of Seller’s Exclusion Appendix; (vi) the Immovable Property Rights listed in Article 3.13(a)(vi) of Seller’s Exclusion Appendix and not belonging to Transferred Immovable Property Rights; and (vii) third-party technology or intellectual properties.

3.14 Further Warranties

Except as expressly set forth herein, the Seller hereby makes the express warranties as to the Purchased Assets, including the warranties of merchantability or fitness for a particular purpose.

3.15 No Significant Change

No Material Adverse Impacts happen to the Seller from the signing date of this Agreement to the Closing Date.

3.16 Employee Issues

(a)	Appendix Article 9.1(1) and Article 9.1(2) give one (1) complete and accurate list of the all Noah Employees as of the signing date of this Agreement, which displays the following information of each such employee: (i) the annual salary paid by the Seller or any of its Affiliates to such employee; (ii) the quantity of the stock option or other equity compensation given to such employee in 2002 and 2003; (iii) initial date of employment; (iv) status of leave (including leave type), date of returning to work after non-disability leave and expiry date of disability leave.

(b)	Before the Closing Date, all Noah Employees are (i) free of any strike, labor-capital dispute, work inefficiency or work suspension pending or threatened against the Seller; and (ii) free of any collective bargaining agreement likely to damage Purchaser’s interests, pending or threatened against the Seller or related to Seller’s Electronic Plant.

(c)	Before the Closing Date, (i) there is no claim outstanding, pending or threatened against the Seller made by any Noah Employee, which is reasonably expected to possibly damage Purchaser’s interests; (ii) there is no dispute between any Noah Employee and the Seller, which has damaged or is reasonably expected to possibly damage Purchaser’s interests; (iii) there are no compensation, social security, benefits and compulsory insurances that shall be paid presently to in accordance with applicable laws or requirements, but are not paid to any Noah Employee by the Seller or any of its Affiliates and have to be borne by the Purchaser.

(d)	The Seller has paid and will pay the cumulative social security, benefits, compulsory insurances and taxes as well as salaries or other sums due to the Noah Employees as of the Closing Date. The Seller has no arrears in the social security, benefits, compulsory insurances and taxes that shall be paid by it for the Noah Employees pursuant to legal requirements.

(e)	The execution or consummation of the transactions contemplated under the Transaction Agreements does not require the consent or any form of approval from any Noah Employee, including any employee that is a member of the collective bargaining organization, provided, however, that the Seller shall make every endeavor to cause all the Noah Employees to accept employment by the Purchaser.

3.17 No Notice

On or before the signing date of this Agreement, the Seller has no received any written notice stating the Seller has illegally used the trade secrets of any third party or infringed upon any intellectual property rights of any third party.

Chapter 4 Purchaser’s Representations and Warranties

Purchaser’s representations and warranties below shall be amended and excluded pursuant to Annex A-2, i.e. Purchaser’s Exclusion Appendix. Any information disclosed in any provision below shall be deemed as having been disclosed in all other provisions, as long as it seems that such information reasonably and apparently applies to other provisions. Unless otherwise provided for in Purchaser’s Exclusion Appendix, the Purchaser shall make the following representations and warranties to the Seller on the signing date of this Agreement and the Closing Date:

4.1 Organization Structure and Qualification

(a)	The Purchaser is a wholly foreign-owned company duly organized and valid existing under Chinese laws;

(b)	The latest version of Purchaser’s articles of association complies with all currently applicable Chinese laws and is fully valid.

4.2 Due Execution

The execution of this Agreement by the Purchaser will not violate or conflict with any provision of any contract or agreement to which the Purchaser is a party; except as otherwise specified in Article 4.2 of Purchaser’s Exclusion Appendix, no consents are required from any creditor of the Purchaser or any other third Person with respect to the execution and delivery of this Agreement and other Transaction Agreements or the performance of the obligations under such agreements by the Purchaser.

4.3 Brokerages

The Purchaser has no responsibility or obligation to pay to any middleman, loan broker or agent any fees or commissions relating to the transactions contemplated by this Agreement or other Transaction Agreements likely to hold the Seller or any of its Affiliates responsible.

Chapter 5 Closing

5.1 Pre-closing Preparations and Closing

Subject to the terms and conditions of this Agreement:

(a)	Both parties shall make preparations for the consummation of the transactions contemplated by this Agreement in China (individually “Pre-closing Preparation”). Both parties shall make Pre-closing Preparations at Jun He Law Offices’ office located at Suite C, 15F, Shenzhen Development Bank Building, 5047 Shennan East Road, Shenzhen, China. During Pre-closing Preparations, both parties shall deliver or cause to be delivered the documents as described in Articles 5.2 and 5.3 to the agency keeper for keeping until the Closing.

(b)	On the first workday, i.e. 12:01 at noon (Beijing Time) (“Closing Date”), after all pre-closing conditions as specified in Chapter 6 and Chapter 7 are fulfilled, or all or part of them are given up and the two Pre-closing Preparations in Paragraph (a) hereof are fulfilled, the transactions agreed upon under this Agreement shall be deemed to be fulfilled and effective (“Closing”).

5.2 Deliverables by the Seller at Closing

At Closing, the Seller shall deliver to the Purchaser any and all documents that shall be delivered at Closing in accordance with the provisions of this Agreement or applicable legal requirements (duly executed documents), including:

(a)	All already executed Transaction Agreements;

(b)	(i) The copy of the resolution adopted by Seller’s board of directors about authorizing the Seller to execute, deliver and perform this Agreement, other Transaction Agreements as well as other agreements, documents or certificates to which the Seller is a party, and such resolution delivered under this Agreement shall be related to or authorize the consummation of transactions; and (ii) a certificate issued by Seller’s company secretary or officer on the Closing Date proving that such resolution is duly executed, valid and will remain in full force on the Closing Date;

(c)	A certificate issued by the Seller on the Closing Date proving that the conditions in Article 6.1 have been fulfilled.

5.3 Deliverables by the Purchaser at Closing

At Closing, the Purchaser shall deliver to the Seller any and all documents that shall be delivered at Closing in accordance with the provisions of this Agreement or applicable legal requirements (duly executed documents), including:

(a)	All already executed Transaction Agreements;

(b)	(i) The copy of the resolution adopted by Purchaser’s board of directors about authorizing the Purchaser to execute, deliver and perform this Agreement, other Transaction Agreements as well as other agreements, documents or certificates to which the Purchaser is a party, and such resolution delivered under this Agreement shall be related to or authorize the consummation of transactions;

(c)	A certificate issued by the Purchaser for the Closing on the Closing Date proving that the conditions in Article 7.1 have been fulfilled.

Chapter 6 Preconditions for Seller’s Obligations

The preconditions for all obligations of the Purchaser to fulfill the transactions contemplated by the Transaction Agreements and make such transactions effective are that on or before the Closing Date, all the following conditions are met, but the Purchaser may waive any precondition in writing:

6.1 Accuracy and Completeness of Representations and Performance of Obligations

All the representations and warranties made by the Seller in Chapter 3 hereof shall be accurate and complete in every respect, and from the time when they are made to the Closing, shall be deemed to be made at Closing, but excluding the representations made on a specific date (which shall be accurate to such specific date). On or before the Closing, the Seller shall have performed in all material respects all the obligations it shall perform, and have complied with in all respects any and all contracts, agreements and conditions it shall perform and comply with.

6.2 Lawsuits or other Legal Acts

On the Closing Date, there shall be no confrontations, lawsuits, other legal proceedings or injunctions pending or threatened seeking to prohibit or enjoin the consummation of the transactions contemplated by the Transaction Agreements.

6.3 No Awards

There are no currently effective laws or Awards adopted, promulgated or published that may hold the transactions contemplated by the Transaction Agreements illegal or prohibit such transactions.

6.4 Immovable Property Transfer Arrangements

The Seller and the Purchaser shall have reached the Immovable Property Transfer Arrangements according to Article 8.6 hereof.

Chapter 7 Preconditions for Purchaser’s Obligations

The preconditions for all obligations of the Seller to fulfill the transactions contemplated by the Transaction Agreements and make such transactions effective are that on or before the Closing Date, all the following conditions are met, but the Seller may waive any precondition in writing:

7.1 Accuracy and Completeness of Representations and Performance of Obligations

All the representations and warranties made by the Purchaser in Chapter 4 hereof shall be accurate and complete in every respect, and from the time when they are made to the Closing, shall be deemed to be made at Closing, but excluding the representations and warranties made on a specific date (which shall be accurate to such specific date). On or before the Closing, the Purchaser shall have performed in all material respects all the obligations it shall perform, and have complied with in all respects any and all contracts, agreements and conditions it shall perform and comply with.

7.2 Lawsuits or other Legal Acts

On the Closing Date, there shall be no confrontations, lawsuits, other legal proceedings or injunctions pending or threatened seeking to prohibit or enjoin the consummation of the transactions contemplated by the Transaction Agreements.

7.3 No Awards

There are no currently effective laws or Awards adopted, promulgated or published that may hold the transactions contemplated by the Transaction Agreements illegal or prohibit such transactions.

7.4 Immovable Property Transfer Arrangements

The Seller and the Purchaser shall have reached the Immovable Property Transfer Arrangements according to Article 8.6 hereof.

Chapter 8 Pre-closing Obligations

8.1 Further Warranties and Cooperation

(a)	The Seller and the Purchaser agree to make reasonable efforts and cooperate to take or cause to be taken all actions and do or cause to be done the acts required by the laws to consummate all transactions required or contemplated by this Agreement, including, but not limited to, timely and successfully obtain (i) all consents, approvals or authorizations as listed in Article 3.3(a)(ii) of Seller’s Exclusion Appendix and Article 4.3(a)(ii) of Purchaser’s Exclusion Appendix; and (ii) the Real Estate Right Certificate as stated in Article 8.6, unless otherwise agreed upon by both parties. Each of the Purchaser and the Seller shall inform the other party as soon as possible of the correspondences received by it from relevant Government Authorities about the documents submitted for the recording by both parties and the review by the Government Authorities of such documents and the transactions contemplated by this Agreement.

(b)	The Seller and the Purchaser agree to make reasonable efforts and cooperate to obtain (i) all third-party consents or other approvals necessary to transfer the Purchased Assets, Taken-over Obligations and Transferred Contracts to the Purchaser, but subject to the conditions in Article 2.6; and (ii) other Permits possibly required by relevant laws.

(c)	The Seller and the Purchaser agree to comply with all related laws, including the requirements needing to be observed to undertake the Noah Operations or use the Purchased Assets or the laws likely to require both parties to perform the Transaction Agreements. Each of the Seller and the Purchaser agree not to do any immoral act or take or permit or authorize to be done any act in which its legal violation makes the other party undertake the legal responsibilities.

(d)	The Seller agrees, at Purchaser’s reasonable request, to provide reasonable advices and assistances to the Purchaser so as to enable the Purchaser and Chinese Government Authorities to negotiate about the preferential treatments for Purchaser’s taxes and charges.

8.2 Looking Up

From the signing date of this Agreement to the Closing Date, at Purchaser’s reasonable request (the purpose of which is to facilitate Purchaser’s activities at the Noah after Closing), the Seller shall permit the Purchaser and its representative to look up the properties, documents and records directly related to Noah Operations or Purchased Assets within the normal working hours and under normal circumstances.

8.3 Notices

(a)	The Purchaser shall promptly inform the Seller if: its representations and warranties under this Agreement become materially untrue or inaccurate, or the Purchaser fails to materially comply with or meet any provision, condition or agreement that shall be observed under this Agreement.

(b)	The Seller shall promptly inform the Purchaser if: its representations and warranties under this Agreement become materially untrue or inaccurate, or the Seller fails to materially comply with or meet any provision, condition or agreement that shall be observed under this Agreement.

(c)	The data or information obtained from the notices to be given by either party pursuant to Article 8.3 or the other requirements of this Agreement shall not (i) affect the representations and warranties made by the other party under this Agreement, other Transaction Agreements or any certificate, deed or other document delivered in connection with the transactions contemplated by this Agreement, be deemed as supplements, amendments or modifications to the said representations and warranties; or (ii) affect the conditions for such party to consummate the transactions under this Agreement.

(d)	Where either party discloses to the other party that its representations and warranties under this Agreement become materially untrue or inaccurate, or it fails to materially comply with any provision, condition or agreement under this Agreement (“Disclosed Default”), in accordance with Article 8.3 or other provisions of this Agreement, both parties agree to, through friendly negotiations and by making reasonable commercial efforts, solve, before Closing, any claim either party is entitled to make against the other party according to Chapter 11 (Defaulting Liabilities) after Closing.

8.4 Seller’s Acts and Noah Operations before Closing

Except as otherwise agreed upon by the Purchaser and the Seller:

(a)	From the signing date of this Agreement to the Closing Date, the Seller shall (i) normally operate Noah Operations according to previous practice; and (ii) make reasonable commercial efforts to (x) keep its relations with third parties with regard to Noah Operations unaffected and (y) maintain the Purchased Assets in the normal course of business (consistent with previous practice); and (iii) comply with all significant administrative requirements applicable to Noah Operations.

(b)	In addition, except the foregoing provision, the Seller shall not do any act adverse to the Purchaser with regard to pre-closing Noah Operations, including, but not limited to:

(i)	sell, lease, mortgage, pledge, modify, transfer, allocate, license or otherwise dispose of the right to any Purchased Assets or the use of any Purchased Assets, excluding the disposal or use of inventories in the normal course of business;

(ii)	for the important Permits necessary or required for Noah Operations, fail to make reasonable efforts to maintain their effect or update such Permits;

(iii)	not maintain the normal maintenance and working status and conditions of the Purchased Assets, or not make repairs or replacements if the Purchased Assets are damaged before Closing, or not transfer the insurance compensation regarding such damages to the Purchaser at Closing or acceptance of the Purchased Assets (whichever is later);

(iv)	change, terminate or modify any Transferred Contract or waive any significant right under such contract;

(v)	At or before Closing, do any act or omission that causes Seller’s representations and warranties to be inaccurate in any material respect;

(vi)	Without the prior express written consent of the Purchaser, before Closing, terminate the labor relations with Noah Employees (such termination shall not include resignation) or increase the salaries of transferred employees (excluding any salary increase communicated to the Purchaser before the signing of this Agreement; and

(vii)	Consent or undertake to do any of the above acts to any Person.

(c)	The Seller will not, and not authorize or permit its officers, directors, affiliates, agents or representatives to, directly or indirectly, be engaged in any persuasion, discussion or offer or accept any offer or proposal from a third party with respect to the purchase of all or substantial part of Noah Operations or Purchased Assets (“Purchase Proposal”). The Seller will, and will cause its officers, directors, affiliates, agents and representatives to, immediately stop any and all discussions, exchanges and negotiations with other third parties concerning Purchase Proposals.

8.5 Termination Expenses

The Seller shall terminate any and all discussions, exchanges and negotiations with other third parties concerning Purchase Proposals at its own expenses, and bear the losses thus incurred. The Purchase shall not be obliged to bear any expenses or losses (if any) arising from such termination.

8.6 Real Estate Right Certificate

(a)	The Seller and the Purchaser hereby agree: (i) cooperate in good faith to obtain from the relevant Land Administration Authorities the guiding information and other information regarding the procedures and time necessary to obtain the Real Estate Right Certificate as of the Closing Date, and (ii) cooperate in good faith to reach an agreement as to the time of applying for the Real Estate Right Certificate, which application will be submitted thirty (30) days prior to the expected Closing Date (which is to be agreed upon by the Seller and the Purchaser through negotiations) according to the current predictions of both parties and on the basis of complying with the guiding and other information obtained from the Land Administration Authorities.

(b)	After obtaining the guiding information and other information as described in Article 8.6(a) from appropriate Land Administration Authorities and before applying to appropriate Land Administration Authorities for the Real Estate Right Certificate, the Seller and the Purchaser shall, as quickly as possible, execute the amendment agreements, including this Agreement, as both parties deem necessary. Such agreements or arrangements shall be based on the following points: (i) if transfer Closing matters are obtained after Closing, the Purchaser believes reasonably and in good faith that they are necessary to restrict Purchaser’s risks and worries; and (ii) if transfer Closing matters are obtained before Closing, the Seller believes reasonably and in good faith that they are necessary to restrict Seller’s risks and worries (“Immovable Property Transfer Arrangement”).

(c)	Both parties agree that except as otherwise provided for, both parties shall exercise all reasonable commercial efforts to obtain the Real Estate Right Certificates and other transfer closing matters at Closing.

8.7 Intellectual Property Right Certificate

(a)	The Seller and the Purchaser hereby agree: (i) cooperate in good faith to obtain from the relevant Intellectual Property Administration Authorities the guiding information and other information regarding the procedures and time necessary to obtain the Intellectual Property Right Certificate as of the Closing Date, and (ii) cooperate in good faith to reach an agreement as to the time of applying for the Intellectual Property Right Certificate, which application will be submitted five (5) days prior to the expected Closing Date (which is to be agreed upon by the Seller and the Purchaser through negotiations) according to the current predictions of both parties and on the basis of complying with the guiding and other information obtained from the Intellectual Property Administration Authorities.

(b)	After obtaining the guiding information and other information as described in Article 8.7(a) from appropriate Intellectual Property Administration Authorities and before applying to appropriate Intellectual Property Administration Authorities for the Intellectual Property Right Certificate, the Seller and the Purchaser shall, as quickly as possible, execute the amendment agreements, including this Agreement, as both parties deem necessary. Such agreements or arrangements shall be based on the following points: (i) if transfer Closing matters are obtained after Closing, the Purchaser believes reasonably and in good faith that they are necessary to restrict Purchaser’s risks and worries; and (ii) if transfer Closing matters are obtained before Closing, the Seller believes reasonably and in good faith that they are necessary to restrict Seller’s risks and worries (“Intellectual Property Transfer Arrangement”).

(c)	Both parties agree that except as otherwise provided for, both parties shall exercise all reasonable commercial efforts to obtain the Intellectual Property Right Certificates and other transfer closing matters at Closing.

Chapter 9 Employee Issues

9.1 Transferred Employees

The Purchaser shall make its efforts to employ all Seller’s employees (ended on the Closing Date, whose name lists are given in Appendix 9.1(1) (“Noah Shenzhen Employees”) and Appendix 9.1(2) (“Noah Non-local Assigned Employees”). When the Purchaser employs employees according to the above requirements, it shall comply with the following provision (unless otherwise specified, the following provision applies to Noah Shenzhen Employees and Noah Non-local Assigned Employees): the post and duties of each employee shall be very similar to his/her previous post and duties at Noah.

9.2 Obligations

The Seller shall makes payments for, perform, take over or terminate the responsibilities ended on the Closing Date in relation to employed employees, including, but not limited to, any employee benefit or remuneration arrangement or claim, credit, loses or responsibilities, or any obligations arising from transfer of employment, including the obligations as set forth in Article 2.8(b). In addition, the Seller shall pay to Transferred Employees the paid leave and sick leave compensations ended on the Closing Date.

9.3 Continued Employment

The Seller shall endeavor to cause all Transferred Employees to establish employment relations with the Purchaser, unless Transferred Employees: (i) perform the intentional acts that materially violate work disciplines or the rules or regulations of the Purchaser or its subsidiaries or are seriously derelict of duties; (ii) commit a crime; or (iii) are still incompetent at their jobs after reasonable warning, training and post change/adjustment.

Chapter 10 Determined Closing and Post Closing Obligations

10.1 Input of Assets

At Closing, the Seller shall input all duly closed Purchased Assets and Taken-over Obligations to the Purchaser, and the Purchaser shall accept and take over such duly closed Purchased Assets and Taken-over Obligations; the Seller shall input the post-closing Purchased Assets and Taken-over Obligations approved by relevant Government Authorities to the Purchaser when they are transferred, and the Purchaser shall accept such post-closing Purchased Assets and Taken-over Obligations.

10.2 Records and Documents

(a)	On the Closing Date and thereafter, at Purchaser’s reasonable request, the Seller shall permit the Purchaser and its representatives to look up and copy the accessible documents and records in Seller’s possession relating to the Purchased Assets or Noah Operations and involving any period before Closing.

(b)	The Seller shall do its best to assist the Purchaser in transferring the personal data of all Transferred Employees to the Purchaser on or before the Closing Date, and furnish to the Purchaser the copies of the HR archives of all Transferred Employees.

10.3 Environment Permits

The Purchaser shall obtain all the relevant permits necessary for the transport, installation or operation of the Tangible Assets or Noah, including environment permit.

10.4 Further Warranties

Within the reasonable time after Closing, if reasonably requested by the other party, either party shall execute and deliver the other materials and documents in connection with the performance of the obligations under this Agreement, provide data and information and take any other requisite and appropriate action to perform the obligations under this Agreement and transfer the ownership of the Purchased Assets to the Purchaser.

Chapter 11 Defaulting Liabilities

Should either party default under this Agreement, besides the other rights under this Agreement, the other party shall also be entitled to lodge a claim against the defaulting party with respect to its losses thus incurred.

Should either party (“Compensating Party”) violate or not fully perform any of its undertakings or warranties made under this Agreement or should its undertakings or warranties be untrue, the Compensating Party shall indemnify and hold harmless the other party and its right and obligation successors and representatives (“Compensated Party”), unless exempted by the other party in writing. The Compensating Party shall compensate the losses, debts, liabilities, impairment, expenses or any other form of damages (regardless of whether third-party claims are involved or not) thus incurred, directly or indirectly, to the Compensated Party, but the amount of compensation shall not exceed the losses possibly resulting from the violation of this Agreement that are foreseen or should be foreseen when the Compensating Party signs this Agreement.

Chapter 12 Termination

12.1 Termination or Waiver

Notwithstanding any provision herein to the contrary, this Agreement may be terminated or waived if any of the following situations occurs before Closing:

(a)	The Seller and the Purchaser reach a written mutual agreement;

(b)	If any court of competent jurisdiction or relevant Government Authorities issues a Award or takes any other measure to restrict, hinder or prohibit the transactions contemplated by this Agreement, and such Award or action is final and non-appealable, the Purchaser or the Seller may terminate or waive this Agreement; or

(c)	If Closing still does not happen on September 30, 2004, the Seller or the Purchaser may terminate or waive this Agreement, unless otherwise consented to by both parties in writing. But if failure of Closing arises out of either party’s act or omission with respect to its performance of the obligations under this Agreement, and such act or omission is the main reason for the failure of Closing (unless such party’s failure to fulfill a specific Closing condition is beyond its control), such party may not terminate this Agreement according to Article 12.1(c).

12.2 Effect of Termination

Where either party terminates this Agreement according to Article 12.1, the obligations of both parties under this Agreement shall be terminated and neither party shall be liable to the other party. But Article 13.1 (Expenses), Article 13.3 (Confidentiality and Disclosure), Chapter 14 (Disputes), Article 15.1 (Limitation of Liability), Article 15.2 (Applicable Law) and Article 15.7 (Language) shall survive the termination of this Agreement.

Chapter 13 General Provisions

13.1 Expenses

(a)	Except as expressly specified or otherwise agreed upon by both parties, the Seller shall bear all expenses arising from its preparation and execution of this Agreement and consummation of the transactions contemplated thereby, including, without limitation, the expenses for lawyer, auditor, other representative or consultant; the Purchaser shall bear its such expenses. The Purchaser hereby agrees to pay the transaction expenses of relevant documents and the Seller hereby agrees to pay the expenses relating to the review of such translation documents.

(b)	Both parties shall bear and pay on time their taxes relating to the transactions contemplated by the Transaction Agreements as required by Chinese laws.

13.2 Notices

Any notice, request, demand or other communications required or permitted to be made by either party pursuant to this Agreement shall be in writing and deemed to be duly received by the other party: (a) if by hand delivery or by fax, at the time of delivery or sending; (b) if by domestic certified overnight mail (postage prepaid), on the third workday after posting. Notices shall be delivered to the following addresses or fax numbers, indicating addressees (name or title) (or to the other address or fax number notified by one party to the other party in written form):

If to the Seller:

Shenzhen Noah Industrial Co., Ltd.

Address: Room 1001, Block A, Hi-tech and Innovation Square, Tian’an Cyber Park, Shennan West Road, Futian District, Shenzhen, China

Fax: +86(755) 8343-2793

Attn: Xu Dong

Postal code: 518084

If to the Purchaser:

Innovative Noah Electronic (Shenzhen) Co., Ltd.

Address: B1001, Tian’an High-tech Service Center, Shennan West Road, Futian District, Shenzhen

Fax:

Attn:

Postal code:

Copied to:

Baring Private Equity Partners (HK) Ltd.

39th Floor, One International Finance Centre

1 Habour View Street

Central

Hong Kong

Attn: Ms. Kathy Xu

Fax: (852) 2843 9372

13.3 Confidentiality and Disclosure

(a)	Without the prior written consent of the other party or except as otherwise specified herein, the Purchaser and the Seller shall communicate or disclose or provide access to any confidential information of the other party to any third party. The Purchaser and the Seller shall also cause their respective affiliates, representatives, agents, officers, directors and employees to perform the above obligations. But confidential information does not include any information which: (i) is on the public domain without violating any written agreement signed by both parties; (ii) is rightfully obtained from a third party without a duty of confidentiality and without violating its contractual or legal obligations with respect to such information; or (iii) is developed independent by any Person without violating its contractual or legal obligations with respect to such information. If (x) either party or its affiliates, representatives, agents, officers, directors or employees is compulsorily required to disclose any confidential information, such party shall forthwith inform the other party in writing of such disclosure so as to enable the other party to seek projective order or other remedies, or waive the requirement for such party to perform the provisions under this article, or (y) if protective order or other remedies cannot be obtained, or such waiver is made, and such party confirms that such confidential information must be disclosed after consulting with its consultant, such party shall only provide the confidential information required by law and exercise its reasonable commercial efforts to obtain the warranty about taking confidentiality measures to protect such confidential information.

(b)	Except as required by law, both parties agree and will cause their affiliates, representatives, agents, officers, directors and employees to keep confidential the terms of the Transaction Agreements (including annexes and appendixes) to any Person, unless (i) disclosure is made to their consultants and representatives so that they knows the said situation to facilitate the consummation of transactions or Purchaser’s IPO, or (ii) disclosure obtains the prior written consent of the other party.

(c)	Except as required by law, without the prior consent of the other party, neither party shall release any news or make any other public disclosure (including disclosure to government officials) with respect to Transaction Agreements (including annexes and appendixes); if its consultant is of the opinion that such party, as a listed company, has to perform its obligations, such party may respond to inquiries and release the said information in the manner as it deems necessary and appropriate, provided, however, that such party (i) informs the other party of the substantial contents of proposed response or disclosure in advance; (ii) gives the other party the reasonable opportunity to raise opinions before such response or disclosure; and (iii) when confidential information is disclosed to Government Authorities, at the request of the other party, exercises reasonable commercial efforts to ensure that disclosed confidential information is treated as being confidential.

(d)	At the request of either party, the other party hereby agrees to return or destroy, or to cause to be returned or destroyed, all documents, records, notes, correspondences or analysis materials (including copies thereof) containing confidential information provided to and in the possession of such party or its affiliates, representatives, agents, officers, directors and employees in the course of evaluating the transactions contemplated by this Agreement or other documents. Such return or destruction shall be evidenced by the authorized officer of such party, but its obligations under this Agreement shall not be thus terminated.

13.4 Loss Risk

The risk of the damage to or loss of the Purchased Assets shall be borne by the Seller before Closing and borne by the Purchaser after Closing.

13.5 Conflict

In case of any conflict or discrepancy between the provisions of this Agreement and those of Share Subscription Agreement and Shareholders’ Agreement, the latter shall prevail.

Chapter 14 Disputes

14.1 Friendly Resolution

The Purchaser and the Seller hope to cooperate in a friendly way. Thus, both parties shall try to resolve all the disputes and misunderstandings arising from their rights and obligations under the Transaction Agreements (including amendments thereto) through friendly negotiations.

14.2 Negotiations

Any dispute, controversy or claim arising in connection with the Transaction Agreements or their performance, interpretation, breach, termination or validity (including the validity, scope and enforceability of these dispute provisions) (hereinafter referred to as “Disputes”) shall be resolved by both parties through friendly negotiations. Negotiations shall commence immediately after one party makes a written request for negotiations indicating the contents of dispute. All communications made pursuant to Article 14.2 shall be deemed as communications for dispute resolution and also as confidential information and will not be recognized in any subsequent arbitration and lawsuit.

14.3 Arbitration

In the event that any dispute cannot be resolved within thirty (30) days after receipt of the written request as specified in Article 14.2, either party may refer such dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration by its arbitration tribunal (“Arbitration Tribunal”) in accordance with its arbitration rules (“Arbitration Rules”) then in effect.

14.4 Arbitration Expenses

Both parties shall equally bear arbitration expenses, including, but not limited to, the expenses of Arbitration Tribunal. Both parties shall bear their respective expenses, costs and other consulting fees.

14.5 Binding Award

The award adopted by the Arbitration Tribunal shall be final and binding upon both parties. Both parties expressly consent to waive the application of any law or regulations that may grant either party to make an appeal concerning the award. Thus, neither party shall make an appeal with regard to the award, and neither party shall defend the enforcement of the award favorable to the other party.

14.6 Service

Each party agrees irrevocably to deliver, in any way, the summons, notices or other documents relating to arbitration or enforcement of arbitration award or arising therefrom to the address of the other party as set forth in Article 13.2. The right of both parties to deliver summons, notices or other documents in other ways permitted by applicable laws shall not be affected by this article.

14.7 Waiver of Immunity

For the immunity from jurisdiction based on sovereign immunity or otherwise, which is already possessed by either party or possibly obtained by it from court or through legal proceedings with respect to such party or its properties, such party hereby irrevocably waives the said immunities in connection with its obligations under the Transaction Agreements to the extent being permitted by laws.

Chapter 15 Miscellaneous

15.1 Limitation of Liability

Notwithstanding the other provisions herein, in no event shall either party be liable for any special, sudden, indirect, incidental or punitive damages in connection with any claim, loss or damage arising from the acts by the other party under this Agreement.

15.2 Applicable Law

The execution, validity and performance of and resolution of disputes arising from this Agreement shall be governed by applicable Chinese laws.

15.3 Entire Agreement; Amendment

The Transaction Agreements signed by the Purchaser, the Seller and their respective Affiliates (if applicable), all agreements signed by them on the signing of this Agreement or at Closing as well as all their annexes and appendixes shall constitute the entire agreement between both parties and substitute all prior agreements with respect to the subject matter hereof. No amendments or modifications to the Transaction Agreement shall be of any force or effect except by a written instrument signed by both parties or their duly authorized representatives.

15.4 Succession and Transfer

This Agreement shall bind upon and inure to the benefit of both parties’ successors, permitted assigns and representatives. Neither party shall transfer any of its rights or obligations under the Transaction Agreements without the express written consent of the other party.

15.5 Headings

The headings used herein are inserted for convenience of reference only and shall not constitute a part of this Agreement. Such headings shall be used to interpretation this Agreement.

15.6 Appendixes; Annexes

All appendixes and annexes attached hereto shall form an integral part of this Agreement.

15.7 Language

This Agreement is executed in triplicate in Chinese language.

15.8 Severability

Should any provision of this Agreement be held to be invalid, illegal or unenforceable, the validity and enforceability of the remainder of this Agreement shall not be affected thereby.

15.9 No Third-party Interest

This Agreement shall not grant any right or remedy to any Person other than both parties hereto and their respective successors and permitted assigns.

15.10 Non-waiver

No failure or delay on the part of either party in exercising any right or privilege shall operate a waiver thereof, nor will any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege.

(No text below)

Signature page

IN WITNESS WHEREOF, both parties hereto have executed this Agreement as of the date first above written.

Seller: Shenzhen Noah Industrial Co., Ltd. (seal)

Signature: /s/ Xu Dong

Name:

Title:

Purchaser: Innovative Noah Electronic (Shenzhen) Co., Ltd. (seal)

Signature: /s/ Xu Dong

Name:

Title:

Appendixes

Appendix 2.2 (a) Tangible Assets

1.	Seller’s cash and inventories of not less than RMB 63.11 million (in addition, the Seller shall also donate RMB 3.71 million to the Purchaser).

2.	All office equipment of the Seller, including, but not limited to, office desks, office chairs, stationery, network facilities and all other existing office equipment.

3.	All production equipment of the Seller, including, but not limited to, all production lines, machines and equipment of the Electronic Plant.

4.	All Tangible Assets other than Excluded Tangible Assets.

Appendix 2.2 (c) Transferred Contracts

1. Purchase Contracts

2. Agency contracts

3. Cooperation agreements

4. Import and export contracts

5. Transport agreements

6. Entrusted processing agreements

7. Lease contracts (signed by the Electronic Plant as the lessee)

Appendix 2.2(e) Transferred Immovable Properties

Appendix 2.2(g) Transferred Automobiles

Appendix 2.2(h) Transferred Intellectual Properties

Appendix 2.2(i) Transferred Equity

Appendix 2.3(b) Excluded Tangible Assets

Appendix 2.3(e) Excluded Immovable Properties

Appendix 9.1(1) Employees of Shenzhen Noah

Annexes

Annex A-1 Seller’s Exclusion Appendix

Annex A-2 Purchaser’s Exclusion Appendix